Exhibit 5.1

          Excerpts of Durable Power of Attorney for Financial Management
                              dated August 6, 2003

      1. Creation of Durable Power of Attorney. By this document I intend to create a durable power of attorney as permitted by the California Probate Code. This durable power of attorney shall become effective only as set forth below.
      2. Designation of Agent. I, KENNETH A. MACKE, presently a resident of Napa County, California, appoint my spouse, KATHLEEN MACKE, as my true and lawful attorney-in-fact ("agent"), to act for me and in my name, place, and stead on my incapacity. When you, as my agent, sign on my behalf under the powers I give you in this document, you shall use the following form as authorized by the California Probate Code: "KENNETH A. MACKE, by KATHLEEN MACKE, his Attorney in Fact."
      3. Designation of Alternate Agents. If for any reason KATHLEEN MACKE is unable or unwilling to act as my agent, then I designate my son, JEFFREY MACKE, to serve as my successor agent with the powers authorized in this instrument.
      To demonstrate the inability of an agent to act, one of the following documents shall be attached to this durable power of attorney: resignation or declination to serve signed by the agent; a written and signed declaration under penalty of perjury from a licensed physician that the agent is physically or mentally incapable of serving; a certified court order as to the incapacity or inability of the agent; or a certified death certificate for such agent. Third parties who deal with a successor agent shall be entitled to rely on the original power of attorney instrument with any such document(s) attached.
      4. Effective Date and Duration. This durable power of attorney shall become effective only on my incapacity. I shall be conclusively presumed to lack capacity when one of my treating physicians, licensed to practice medicine in the State of California, executes a written declaration regarding my incapacity, under penalty of perjury. The declaration shall state that, in the physician's opinion, I do not have sufficient understanding of ability to make or communicate decisions about my property, financial, or business affairs.
      The effective date of incapacity shall be the date of receipt of such declaration by my agent. Such declaration, when received, shall be attached to the original of this power of attorney.
      Any person may act in reliance on this instrument with such declaration attached without liability to me or to any other person regardless of whether I am later determined to have become incapacitated. No licensed physician who executes a declaration regarding my incapacity shall be subject to liability because of such execution. I hereby waive any privilege that may apply to release of information included in such a declaration or to the execution of such a declaration.
      This power of attorney shall continue after my incapacity in accordance with its terms. On my death, this power of attorney shall terminate.
      5. Statement of Authority Granted. My agent is authorized to take the following actions for me: . . .
           5.3 Negotiate Sale of Property: to represent me in negotiations for the sale of any property, real or personal, which I may own, including but not limited to entering into listing agreements with brokers or other agents regarding such sale.


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           5.4  Execute Documents:  to execute, acknowledge, and
deliver contracts of sale, escrow instructions, deeds, covenants, agreements, assignments of agreements, and all other documents needed with respect to the sale of any real or personal property
I own. . . .
           5.18 Estate Planning:  to create a trust, including an
irrevocable trust; to modify or revoke a trust; to fund with my property a trust not created by me or a person authorized to create a trust on my behalf; to make or revoke a gift of my
property in trust or otherwise; to create or change survivorship interests in my property or in property in which I may have an interest; and to designate or change the designation of
beneficiaries to receive any property, benefit, or contract right on my death. . . .
           5.34 General Authority as to All Other Matters: to do, execute, and perform any other act, deed, matter, or thing, that in the opinion of the agent ought to be done, executed, or performed in conjunction with this power of attorney, of every kind and nature, as fully and effectively as I could do if personally present. The enumeration of specific items, acts, rights, or powers in this instrument does not limit or restrict, and is not to be construed or interpreted as limiting or restricting, the general powers granted to the agent except where powers are expressly restricted.